January 11, 2013

For more information contact

Stephen P. Wilson, Chairman and CEO

TO ALL MEDIA:

Steve P. Foster, President

FOR IMMEDIATE RELEASE

at 800-344-BANK

RE:

LCNB National Bank and Citizens National Bank finalize their merger.

On Friday, January 11, 2013, the officers and directors of LCNB National Bank of Lebanon and Citizens National Bank of Chillicothe finalized the merger of their full-service historic Community Banks. The Citizens National Bank offices will now assume the name, LCNB National Bank, and the management and staff will essentially remain the same.

Tom Beard, former CNB President and CEO, will become a Regional President of LCNB and continue in his role in serving the financial and loan needs in Ross, Fayette and surrounding counties. Mr. Beard stated, "We are excited to finalize our merger with LCNB National Bank. We have always considered LCNB to be one of the strongest banks in Ohio that still holds true to the values of personal service and community banking." He continued, "Our customers will enjoy the same personal service but with the added financial services like a full-service Trust and Investment Department, a higher lending limit and mobile banking. We look forward to what the future brings to benefit our customers."

Steve Foster, President of LCNB stated, "LCNB was founded in Lebanon in 1877, a community that is very similar to Chillicothe and its surrounding communities. Like Citizens National Bank, we have served generations of families and businesses by providing the financial products and services they need to help them succeed." He continued, "Personally, my first job in banking was here in Chillicothe and I grew up in the area. It is very important to me and all of our staff that the people of Ross and Fayette counties receive the service and financial products they need to succeed."

Stephen Wilson, Chairman and CEO of LCNB commented, “Working with John Kochensparger, his Board, Tom Beard and his staff, to accomplish this merger has been a distinct pleasure. Our cultures as two dedicated community banks matched up very well. We will work extremely hard going forward to make this a win for our shareholders, customers, employees, and all the communities we serve.”

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned subsidiary with 31 offices located in Butler, Clermont, Clinton, Fayette, Hamilton, Montgomery, Ross, and Warren Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.

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